CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 3 Registration Statement on Form S-4 of our report dated March 22, 2011, which appears on page F-54 of the Annual Report on Form 10-K of American Eagle Energy Inc. as of December 31, 2010 and for the eight-month period then ended.  We also consent to the references to our Firm in the Registration Statement.

/s/ Kelly & Company

Kelly & Company
Costa Mesa, California
July 28, 2011